UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 25, 2006 (January 20, 2006)
REGENERON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

New York	000-19034	133444607

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

777 Old Saw Mill River Road, Tarrytown, New York	10591-6707

(Address of principal executive offices)	(Zip Code)
(914) 347-7000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
Exhibit Index
EX-10.1: CHANGE IN CONTROL SEVERANCE PLAN

Item 1.01	Entry into a Material Definitive Agreement

On January 20, 2006, the Compensation Committee (the “Committee”) of the Regeneron Pharmaceuticals, Inc. (the “Company”) Board of Directors (the “Board”) recommended and the Board approved the adoption of the Regeneron Pharmaceuticals, Inc. Change in Control Severance Plan (the “Plan”). The purposes of the Plan are (i) to help the Company retain key employees, (ii) to help maintain the focus of such employees on the business of the Company and to mitigate the distractions caused by the possibility that the Company may be the target of an acquisition, and (iii) to provide certain benefits to such employees in the event their employment is terminated (or constructively terminated) after, or in contemplation of, a change in control. A description of the material terms of the Plan follows below. This description is only a summary and is qualified in its entirety by reference to the Plan, which is filed as an exhibit hereto.

Eligible Participants; Participant Obligations

Officers and other executives of the Company designated in writing by the Committee are eligible to participate in the Plan. An employee who has been selected to become a Plan participant must execute an Acknowledgement and Agreement to Restricted Covenants with the Company, a form of which is filed with the Plan as an exhibit hereto. In order to receive benefits under the Plan, participants must first execute a release and agree to post-termination confidentiality, non-solicitation, and litigation-related cooperation covenants. The Company’s executive officers (other than the President and Chief Executive Officer) are among the executives currently designated by the Committee as participants in the Plan.

Plan Benefits

A Plan participant is entitled to receive a cash severance payment in an amount equal to one or, in designated cases, including the current Named Executive Officers (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) of the Company (other than the President and Chief Executive Officer), two times the sum of the participant’s annual base salary and his/her average bonus over the prior three years if, within the twenty-four months after, or six months before, a change in control of the Company, either the participant resigns his or her employment for good reason or the Company terminates the participant’s employment for any reason other than for cause. A Plan participant so terminated is also entitled to receive a pro rata bonus for the year in which he/she is terminated based on the portion of the year the participant was employed by the Company. In addition, for either one or two years, as the case may be, Plan participants will receive continuation of health care coverage and welfare benefits provided by the Company, to the extent permitted by the applicable Company benefit plan, at a cost no greater than the participant’s cost would have been if he/she had continued employment.

Treatment of Equity Grants in the Event of an Anticipatory Termination

In the event that a Plan participant resigns his/her employment for good reason or the Company terminates the participant’s employment for any reason other than cause within six months prior to a change in control, then the participant’s stock options and other equity awards granted under the Company’s long-term incentive plans that would have vested prior to or on the change in control shall become vested on the change in control date, and the exercise period of such equity awards and other equity awards held by the participant that otherwise would have expired shall be extended to, the later of (ii) thirty (30) days following the first date after a change in control in which the shares underlying the equity award may be traded, and (ii) the permitted exercise date in the plan or grant assuming the change in control happened immediately prior to the participant’s termination. However, in no event shall any stock option or other equity award be extended (i) beyond the expiration date of the grant, or (ii) such that the grant shall be subject to the additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the Code).

Administration, Amendment and Termination

The Board or the Committee has the right to amend or terminate the Plan for any reason prior to a change in control, provided that one year’s notice is required for any Plan termination or amendment that would adversely affect a Plan participant. The Committee has the authority to administer and interpret the Plan.

Excise Taxes

In the event that a Plan participant would become subject to a “golden parachute” excise tax under Section 4999 of the Code as a result of Company severance benefits and payments, the severance benefits and payments owed to the participant shall be reduced to an amount one dollar less than the amount that would subject the Plan participant to the excise tax, unless the total severance benefits/payments net of the excise taxes are greater than the amount to be received by the participant following any reduction as set forth above.

Item 9.01	Financial Statements and Exhibits
(c) Exhibits.

Exhibit Number	Description

10.1	Regeneron Pharmaceuticals, Inc. Change in Control Severance Plan, dated January 24, 2006 and effective February 1, 2006

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENERON PHARMACEUTICALS, INC.
Dated: January 25, 2006	By:	/s/ Stuart Kolinski
Stuart Kolinski
Vice President and General Counsel

Exhibit Index

Number	Description
10.1	Regeneron Pharmaceuticals, Inc. Change in Control Severance Plan, dated January 24, 2006 and effective February 1, 2006

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